UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The participants named herein (collectively, “the Participants”), have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation.

On August 11, 2021, the Participants made the following letter available on their website, www.advancingll.com:

30 Rockefeller Plaza New York, New York 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HONG KONG HOUSTON LONDON	MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

August 11, 2021

Drew G.L. Chapman
TEL: 2124082515
FAX: 2122592515
drew.chapman@bakerbotts.com

Via E-Mail and Federal Express

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attention: Kai Haakon E. Liekefett kliekefett@sidley.com
Re:	Nomination Notice for the 2021 Annual Meeting of Stockholders of CytoDyn, Inc.

Ladies and Gentlemen:

As you are aware, we represent the Nominating Stockholders (as defined herein). We are in receipt of your letter dated July 30, 2021 (your “Letter”) to Paul Rosenbaum relating to the nomination by the Nominating Stockholders of five director nominees (the “Nominees”) for election to the board of directors (the “Board”) of CytoDyn, Inc., a Delaware corporation (“CYDY” or the “Company”), at the Company’s 2021 annual meeting of stockholders (the “Annual Meeting”). Your Letter, which we received one month after the date of our Notice Letter, purports to set forth certain deficiencies contained in our 222-page notice letter dated June 30, 2021 and timely received by the Secretary of the Company at the principal executive offices of the Company in the manner prescribed by the Company’s Amended and Restated Bylaws (the “Bylaws”) on July 1, 2021 (the “Notice Letter”). Simultaneously herewith, we are submitting a letter (the “Supplemental Letter”) amending and supplementing the Notice Letter. Mr. Rosenbaum, together with Arthur Wilmes and Jeffrey Beaty, are collectively referred to herein as the “Nominating Stockholders.”

The claims set forth in your Letter that our Notice Letter failed to satisfy the Bylaws requirements and is invalid are incorrect, false, misleading and indeed disingenuous. The Letter is a thinly veiled attempt to disenfranchise stockholders and blatantly entrench management in breach of the Board’s fiduciary duties. Set forth below are responses of the Nominating Stockholders to your Letter. Our responses are prefaced by the exact text of your claims in bold text.

Sidley Austin LLP	- 2 -	August 11, 2021

1.	Section 2 (a)(1) of the Bylaws states that “[n]ominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting only . . . by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice . . . .” (emphasis added). The Notice Letter asserts that all three of the Proposing Persons were stockholders of record as of June 30, 2021. However, the Company’s records indicate that Messrs. Wilmes and Beaty were not stockholders of record at such time, and therefore, the Proposing Persons, as a group, were not eligible to make any nominations pursuant to the Bylaws.

Response:          Each of Messrs. Rosenbaum, Beaty and Wilmes were stockholders of record as of June 30, 2021, the date that notice was given under the Bylaws.

2.	Section 2(a)(2)(D) of the Bylaws requires the Proposing Persons to provide a “description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person . . . pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders” and “identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s).” The Notice Letter fails to state that the Proposing Persons are party to at least one agreement of which we are aware—a joint filing agreement, dated as of May 24, 2021. It also fails to identify any stockholders who are known to support the nominations of the Proposing Persons.

Response:          There is no agreement, arrangement or understanding between the Nominating Stockholders and any other person with respect to the Nominees other than the Nominees’ agreement to be named as nominees in the Notice Letter and in the proxy statement and to serve as directors if elected to the Board (see the consents of each of the Nominees, included as Exhibit A to the Notice Letter). The only agreement, arrangement or understanding among the persons named in the Schedule 13D, initially filed on May 24, 2021 and subsequently amended on June 8, 2021 and July 2, 2021 (the “Schedule 13D”), is as set forth in the Schedule 13D. Subsequent to the filing of the Schedule 13D, the group has had no further agreement among the members to nominate directors or to pursue the proxy contest, but rather the Nominating Stockholders, together with the Nominees, are conducting the proxy contest themselves. We cannot be certain that the other stockholders named in the Schedule 13D will support the Nominees. For these reasons, the Notice Letter did not need to list the joint filing agreement or identify the stockholders listed in the Schedule 13D.

Sidley Austin LLP	- 3 -	August 11, 2021

3.	Section 2(a)(2)(A) of the Bylaws requires each person nominated by the Proposing Persons to give “written consent to being named in the proxy statement as a nominee and to serving as a director if elected.” However, in the consents of the nominees that are provided in Exhibit A to the Notice Letter, the nominees consent only to being named as nominees in any proxy statement filed by the Proposing Persons or their affiliates. The nominees do not consent to being named as nominees in the Company’s proxy statement and form of proxy, as required by the Bylaws.

Response:         The Company did not provide a form of consent to be executed by the Nominees, and Section 2(a)(2)(A) of the Bylaws does not specify that the consent must refer to the Company’s proxy statement. Because the Nominating Stockholders are filing their own proxy statement, there is no need for the Nominees to consent to being named as nominees in the Company’s proxy statement. Nonetheless, we have provided supplemented consents for each of the Nominees, attached as Appendix A to the Supplemental Letter.

4.	Section 2(a)(2)(A) of the Bylaws requires the Proposing Persons to provide, as to each nominee, “all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.” The Notice Letter fails to provide the information required by the following Items in Exchange Act Rule 14a-101:

a.	Item 5(b)(1)(iii): The Proposing Persons fail to provide the names, principal businesses and addresses of each corporation or organization where the Proposing Persons and the nominees are employed.

Response:     Your Letter erroneously referred to Item 5(b)(1)(iii) of Schedule 14A, whereas the correct references should have been to Items 5(b)(1)(i) and (ii) of Schedule 14A. Item 5(b)(1)(i) requires disclosure of the name and business address of the Proposing Persons and the Nominees, which you can find on pages 2 and 3 of the Notice Letter.

Item 5(b)(1)(ii) requires disclosure of the Proposing Persons’ and the Nominees’ “present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such [emphasis added] employment is carried on.” You have mischaracterized the requirements of Item 5(b)(1)(ii) as requiring disclosure of each corporation or organization where the Nominating Stockholders and the Nominees are employed. Your Letter also mischaracterizes the requirements under Section 2(a)(2)(A) of the Bylaws because the information required by this section applies only to “each person whom the stockholder proposes to nominate for election … as a director.”

Sidley Austin LLP	- 4 -	August 11, 2021

The Notice Letter, in fact, names the principal occupation or employment of each nominee and the name, principal business and address of the organization in which such employment is carried on. Please note that the Notice Letter explicitly states that the questionnaires, which were attached as Exhibit C and Exhibit E to the Notice Letter, form an integral part of the Notice Letter.

b.	Item 5(b)(i)(vi): The Proposing Persons are required to state, with respect to all securities of the Company purchased or sold within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each such date. Exhibit B to the Notice Letter purports to provide such information, but it contains a number of errors and omissions, including:

i.	Exhibit B omits certain transactions on October 13, 2019 and December 9, 2019, through which Dr. Errico acquired additional beneficial ownership of shares of the Company’s stock.

Response: Your letter incorrectly refers to Item 5(b)(i)(vi). The correct citation should have been to Item 5(b)(1)(vi). Dr. Errico is unable to locate any record of transactions occurring on October 13, 2019 and December 9, 2019. Dr. Errico does not believe that any transactions occurred on those dates.

ii.	Exhibit B states that Dr. Patterson has not acquired or disposed of beneficial ownership of shares of the Company’s stock within the past two years, which is false. Dr. Patterson received Company stock options on October 7, 2019 and December 19, 2019, and exercised an option covering 100,000 shares on February 5, 2020.

Response: Here again, you have mischaracterized the requirements of Schedule 14A. Item 5(b)(1)(vi) requires Dr. Patterson to list purchases or sales of securities, not acquisitions and dispositions. The grant of options or shares of common stock do not constitute “purchases.” Nor do the exercises of options. Nonetheless, in an effort to be overly transparent and to avoid a dispute an updated list showing transactions in securities of the Company by Dr. Patterson is attached as Appendix B to the Supplemental Letter.

Sidley Austin LLP	- 5 -	August 11, 2021

iii.	Exhibit B fails to list Mr. Rosenbaum’s sale of shares of Company stock on April 19, 2021.

Response: There was no sale of shares of the Company’s common stock on April 19, 2021 by Mr. Rosenbaum. An updated list of transactions in securities of the Company by Mr. Rosenbaum is attached as Appendix B to the Supplemental Letter.

c.	Item 6(b): The Proposing Persons fail to provide, in the necessary tabular form, the information required by Item 403 of Regulation S-K.

Response:   The Bylaws require proposing persons to provide all information required to be disclosed in solicitations of proxies for election of directors, which includes Item 403 of Regulation S-K. The Bylaws do not, however, require that the information required to be disclosed in nomination notices be presented in any particular form.

d.	Item 7(b): The Proposing Persons fail to adequately provide, per Item 401 of Regulation S-K, the reason that Messrs. Patterson, Errico and Rosenbaum should serve on the board, in light of the Company’s specific business and structure; rather, the Proposing Persons simply cite to their broad medical industry experience.

Response:   The Notice Letter clearly sets forth the reasons that Messrs. Patterson, Errico and Rosenbaum should serve on the board in light of the Company’s specific business and structure. Pages 4 and 5 of the Notice Letter set forth those reasons, which included significant medical expertise (Dr. Patterson), FDA expertise (Dr. Errico) and legal expertise (Mr. Rosenbaum). Additionally, as noted in question A12 of their respective questionnaires (which form an integral part of the Notice Letter):

•	Dr. Patterson is renowned for his CCR5 expertise;
•	Mr. Rosenbaum has experience as an executive officer of a Nasdaq listed company, director and audit committee chairman; and
•	Dr. Errico has experience as a member of the board of directors of a Nasdaq listed company and over 30 years of experience in navigating the FDA’s regulatory landscape with both start-up and larger companies.

Sidley Austin LLP	- 6 -	August 11, 2021

e.	Item 7(b): The Proposing Persons fail to provide, per Item 401 of Regulation S-K, whether the nominees have had involvement in any legal proceedings that occurred during the past ten years and that are material to an evaluation of the ability or integrity of such nominees.

Response:   Your claim relies on a mischaracterization of Item 401, which requires a description of certain events occurring during the past ten years and that are material to an evaluation of the ability or integrity of any director, person nominated to become a director or executive officer of the registrant. Item 401 does not require a statement that no such event has occurred. Please see Item D of the questionnaires provided by each of the Nominees, indicating that none of the events set forth in Item 401(f) have occurred. Again, we note that the Notice Letter explicitly states that the questionnaires, which are attached as Exhibits C and E to the Notice Letter, form an integral part of the Notice Letter.

The proxy rules take the same approach, requiring only that a disclosing party provide information and disclosures on the relevant topics where such information exists. In fact, the proxy rules specifically state that in responding to the items required to be in a proxy statement that “[n]o statement need be made in response to any item or sub-item which is inapplicable.” See Rule 14a-5(a) promulgated under the Securities Exchange Act of 1934, as amended.

f.	Item 7(b): The Proposing Persons fail to state whether each of the nominees has been determined to be an “independent” nominee pursuant to Item 407 of Regulation S-K.

Response:   Item 407 of Regulation S-K requires disclosure by a registrant, which is defined in relevant part as an issuer of securities for which a Securities Act registration statement or report is required to be filed. Under the rules applicable to the registrant as an over the counter issuer, any determination that a director is independent must be made by the board of directors of the registrant (see the definition of “Independent Director” contained in the OTCQB Standards). It is not for the Nominating Stockholders to determine. Notwithstanding the foregoing, the Nominating Stockholders believe that Messrs. Rosenbaum, Errico and Staats and Ms. Yeager should be classified as independent directors under the independence standards applicable to the Company.

Moreover, Exchange Act Rule 14a-9 mandates that the Proposing Persons may not omit “to state any material fact necessary in order to make the statements [in the Notice Letter] not false or misleading.” In fact, the Notice Letter omits multiple facts that make it incomplete, false and misleading. For instance, the Notice Letter fails to discuss the prior relationship between one of the nominees, Dr. Patterson, who is CEO of IncellDx, Inc. (“IncellDx”), and the Company. The Notice Letter does not state that: (i) the Company’s consulting agreement with IncellDx was terminated by Dr. Patterson, (ii) in May 2020, IncellDx made a private offer to be purchased by CYDY, which CYDY rejected because it was not in the best interest of the Company and its stockholders, and (iii) Dr. Patterson attempted to patent certain uses of the Company’s drug candidate, leronlimab, as his own, which was rejected by the U.S. Patent and Trademarks Office. These facts make Dr. Patterson highly conflicted with respect to CYDY and are therefore material, and none of these material facts have been disclosed in the Notice Letter.

Sidley Austin LLP	- 7 -	August 11, 2021

Response:   Your Letter mischaracterizes the relationship between Dr. Patterson, IncellDx and the Company. Dr. Patterson currently serves as the Chief Executive Officer of IncellDx. Page 6 of Dr. Patterson’s questionnaire discloses that he and his wife own approximately 17.92% and 15.12% of IncellDx’s common stock, respectively. Dr. Patterson accurately disclosed on page 5 of his questionnaire that he has an indirect material interest in IncellDx.

Dr. Patterson properly disclosed the consulting agreement between himself and the Company on page 6 of his questionnaire. In fact, Dr. Patterson received $90,000 from the Company under the agreement, which is below the $120,000 disclosure threshold in Item 404 of Regulation S-K. We do not believe the termination of the consulting agreement would be material even if this transaction reached the applicable disclosure threshold.

Dr. Pourhassan and Dr. Scott Kelly requested that Dr. Patterson and Mr. Beaty submit a proposal to the Company stating the terms by which IncellDx may be willing to be sold to the Company. IncellDx’s financial advisor, Moelis & Company, prepared a PowerPoint setting forth a preliminary proposal, which Dr. Patterson forwarded to the Company as the Company had requested, and no further discussions ensued. Given the perfunctory and short-lived nature of the discussions, they are not required to be disclosed in a proxy statement. Consistent with Item 404 of Regulation S-K, we do not consider this to be a material omission because there was no transaction to describe. There are no conflicts of interest with respect to Dr. Patterson that are required to be disclosed that have not been so disclosed.

Contrary to your assertion, Dr. Patterson has not attempted to patent certain uses of the Company’s drug candidate, Leronlimab, as his own. Any patent applications submitted in connection with certain uses of CCR5 antagonists in COVID-19 have been submitted by IncellDx, not Dr. Patterson. Regardless, those patents are currently pending and have not been rejected and do not directly conflict with patents held solely by the Company.

Sidley Austin LLP	- 8 -	August 11, 2021

In addition, the Notice Letter omits the material fact that the Proposing Persons are members of a larger group of investors that filed a Schedule 13D with respect to the Company’s stock on May 24, 2021, amended subsequently on June 4, 2021 and June 30, 2021 (the “Schedule 13D”). This larger group includes two former directors—Richard Pestell and Anthony Caracciolo—who served on the Company’s board and therefore have a potential conflict with the Company’s current leadership. In fact, Mr. Pestell is a plaintiff adverse to the Company in connection with the July 2019 termination for cause of his employment with the Company, which in turn also removed him from the Company’s Board of Directors. None of these material facts have been disclosed in the Notice Letter.

Response:   As stated above, the Schedule 13D group is separate and distinct from the Nominating Stockholders. The Schedule 13D group is not engaging in or pursuing the proxy contest. The Notice Letter also explicitly states that the questionnaires attached as Exhibit C and Exhibit E form an integral part of the Notice Letter. The questionnaires contain multiple references to the Schedule 13D. The Schedule 13D was initially publicly filed on May 24, 2021 and was known to the Company. Information about the Nominees and their involvement in the 13D group was publicly available as of the date of the Notice Letter.

The Bylaws require “as to each person whom the stockholder proposes to nominate for election…as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest pursuant to Regulation 14A under the Exchange Act [emphasis added]” Richard Pestell and Anthony Caracciolo are not being nominated to serve as directors and therefore are not subject to this Bylaw requirement. While unnecessary to disclose, we point out again your misstatement of facts, as we understand from the Company’s own public filings that the action to which you refer has been finally adjudicated in favor of Dr. Pestell and against the Company (see the Company’s Current Report on Form 8-K filed on July 9, 2021).

Finally, the Notice Letter omits the material fact that Mr. Rosenbaum formed an entity called CCTV Proxy Group, LLC (“CCTV”) in Delaware on May 18, 2021. CCTV is the entity through which the Proposing Persons will ostensibly be managing and funding their proxy campaign, but the Notice Letter does not disclose the existence of CCTV, nor provide any information about which individuals control CCTV or where CCTV receives its funding.

Response:   CCTV Proxy Group, LLC is a single member limited liability company formed in Delaware, with Mr. Rosenbaum being the sole and controlling member. Nowhere in the Bylaws does it specify that Nominating Stockholders must disclose where the Nominating Stockholders or CCTV receives its funding. The Nominating Stockholders’ proxy statement will contain all disclosures required by law in this respect.

Sidley Austin LLP	- 9 -	August 11, 2021

5.	With respect to each nominee for election to the Board of Directors, Section 2(b)(6) of the Bylaws requires the Proposing Persons to include with the Notice Letter a completed and signed questionnaire (each, a “Questionnaire”) from each Proposing Person and nominee. A list of select incomplete, incorrect or inconsistent statements and omissions (“Misstatements”) in each Questionnaire are identified below. The sheer volume of Misstatements that we have been able to identify strongly suggests that there are many additional Misstatements of which we are unaware. To state the obvious, the purpose of the Questionnaire is to obtain true and correct information that is not already known. As a result, the Questionnaires submitted do not satisfy the requirements set forth in the Bylaws.

The Questionnaire submitted from Dr. Patterson is deficient in numerous ways, including the following:

a.	Dr. Patterson’s response to question A3 omits the fact that Dr. Patterson is the sole proprietor of an entity called Bywatyr LLC, and provides no information about such entity or his role therein.

Response:   Bywatyr LLC was formed for the sole purpose of managing the rental of a summer cottage. Disclosure of Dr. Patterson’s relationship with Bywatyr LLC is not pertinent to a discussion of Dr. Patterson’s business experience and is not responsive to question A3. Bywatyr LLC is not affiliated with the Company.

b.	Dr. Patterson’s response to question B1(viii) omits the fact that Dr. Patterson received stock options on October 7, 2019 and December 19, 2019, in addition to the cash payments, as compensation under IncellDx’s consulting agreement with the Company, which commenced on October 10, 2018 until he advised the Company of his decision to terminate the consulting agreement effective May 22, 2020, concurrent with his citing his interest to become an employee and the purchase proposal IncellDx sent to Cytodyn.

Response:   The reference in your letter to question B1(viii) is incorrect, as there is no question B1(viii). Dr. Patterson’s response to question B1, however, is not incomplete, as no options were awarded to Dr. Patterson pursuant to the consulting agreement between Dr. Patterson and the Company. IncellDx has never been a party to any consulting agreement, master services agreement or study agreement with the Company. Your letter continues to mischaracterize the relationship between IncellDx, Dr. Patterson and the Company without any factual basis for doing so. Indeed, your Letter in the text above is inconsistent, stating on the one hand that the consulting agreement was with IncellDx, and on the other hand that Dr. Patterson advised the Company of his decision to terminate the consulting agreement (acknowledging that the consulting agreement was with Dr. Patterson and not with IncellDx). Your further misleading insinuation regarding the purchase proposal again mischaracterizes the nature of the discussions—once again, it was the Company requesting a proposal from IncellDx, not the other way around.

Sidley Austin LLP	- 10 -	August 11, 2021

c.	Question B6 asks whether Dr. Patterson controls any entities, either directly or indirectly. Dr. Patterson’s response is “no,” but it is clear that Dr. Patterson controls IncellDx as both its CEO and a significant stockholder (together with his wife, Dr. Patterson owns approximately 34% of IncellDx).

Response: Dr. Patterson’s relationship with IncellDx is disclosed in the questionnaire and the Notice Letter and is well known to the Company. As the Company is aware, Dr. Patterson does not own a majority of the outstanding voting shares of IncellDx.

d.	Question B7 asks whether Dr. Patterson can exert significant influence over an entity, to the extent such entity may be prevented from pursuing its own separate interests in a transaction with CYDY. Dr. Patterson’s response is “no,” but Dr. Patterson clearly exerts significant influence over IncellDx as both its CEO and a significant stockholder. In a potential transaction between CYDY and IncellDx, Dr. Patterson would be highly conflicted if he were serving on the CYDY board.

Response: Dr. Patterson’s relationship with IncellDx is disclosed in the questionnaire and the Notice Letter and is well known to the Company. If he is elected to the Board, the Nominating Stockholders do not intend to have Dr. Patterson designated as an independent director. Any transaction between CYDY and IncellDx would need to be approved in accordance with CYDY’s internal policies and procedures, including, if applicable, any policy governing related party transactions.

e.	Dr. Patterson’s response to question C1 cites the Company’s Form S-3/A filed on April 30, 2020. Dr. Patterson has previously been notified by the Company that such Form S-3/A inaccurately stated his holdings due to an error, so he was not entitled to rely on it in his response.

Response: Dr. Patterson disagrees with the Company’s position regarding his ownership of securities of the Company. No amendment or correction has been made to the Form S-3/A by the Company with respect to Dr. Patterson’s ownership of securities.

Sidley Austin LLP	- 11 -	August 11, 2021

f.	Dr. Patterson’s responses to questions C1, C2 and C3 are inconsistent. In response to question C2, Dr. Patterson states that 596,242 [sic] shares of the Company’s stock are beneficially held by IncellDx, and Dr. Patterson, in turn, owns 17.92% of IncellDx (which would mean that Dr. Patterson only owns a portion of the 596,242 [sic] shares). On the other hand, the responses to question C1 and C3 state that Dr. Patterson beneficially owns all 569,242 shares and that all such shares are held directly in his name.

Response: We note that your Letter incorrectly refers to Dr. Patterson as beneficially owning 596,242 shares of the Company’s common stock in two places and 569,242 shares in one place. As stated in his questionnaire, Dr. Patterson is the beneficial owner of 569,242 shares of common stock of the Company. Dr. Patterson has requested that the company re-register these shares in the name of IncellDx. To Dr. Patterson’s knowledge, this has not been done, and the shares remain registered in Dr. Patterson’s name. Due to the above, Dr. Patterson disclaims beneficial ownership of 569,242 shares of CYDY common stock, as set forth in his response to question C2.

g.	Question C6 asks whether Dr. Patterson is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. He responds “no” but the correct response is “yes.” Dr. Patterson is a member of the group that filed the Schedule 13D.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix C to the Supplemental Letter.

h.	Question C7 asks Dr. Patterson to list the persons or groups who beneficially own over 5% of the Company’s stock. He replies “[o]ur 13D group,” which is not responsive to the instructions to provide a list.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix C to the Supplemental Letter.

Sidley Austin LLP	- 12 -	August 11, 2021

i.	Dr. Patterson’s response to question F7 fails to specify that Dr. Patterson is a controlling stockholder of IncellDx. Together with his wife, Dr. Patterson owns approximately 34% of IncellDx; that substantial ownership stake, combined with his role as CEO and his relationships with IncellDx’s directors, including Mr. Beaty, leads us to conclude that Dr. Patterson is IncellDx’s controlling stockholder. This seems largely corroborated by Dr. Patterson’s beneficial ownership disclosure, in which he identifies himself as beneficially owning shares that are directly owned by IncellDx.

Response: Question F7 asks whether Dr. Patterson or an immediate family member is “a partner in, or a ‘controlling’ shareholder or an ‘executive officer’ of, any entity to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in the Company’s Securities; or (ii) payments under non-discretionary charitable contribution matching programs.” Dr Patterson properly and clearly answered in the affirmative.

j.	In his response to question F14, Dr. Patterson states that he has no relationships that could interfere with his independent judgment in carrying out his duties as a director. Again, Dr. Patterson fails to state that he is CEO and a significant stockholder in IncellDx, a company that has had a working relationship with CYDY in the past and has expressed interest in being purchased by CYDY in the future, as evidenced by the May 22, 2020 proposal put forth by IncellDx and their bank, Moelis & Company, wherein CYDY was to acquire IncellDx for $350 million and Dr. Patterson was to become an employee of the Company.

Response: Question F14 asks whether Dr. Patterson has any other relationships that could interfere, or be viewed by third parties as interfering, with his exercise of independent judgment in carrying out his responsibilities as a director. As Dr. Patterson’s and his wife’s relationship with IncellDx is clearly set forth in questions A3, B1, C2 and F7 of the questionnaire, he properly answered Question F14 in the negative.

Sidley Austin LLP	- 13 -	August 11, 2021

k.	Dr. Patterson’s response to question G4 fails to disclose stock options granted to him as compensation under IncellDx’s consulting agreement with the Company.

Response: Stock options were granted to Dr. Patterson in October and December of 2019. These awards were not granted as compensation pursuant to any consulting agreement with the Company. Once again, IncellDx was never a party to a consulting agreement with the Company. In any event, as these options were not granted during the Company’s past fiscal year, which ran from June 1, 2020 through May 31, 2021, they are not required to be listed in response to question G4, which refers to the “past fiscal year.”

The Questionnaire submitted from Ms. Yeager is deficient in numerous ways, including the following:

a.	Ms. Yeager’s responses to questions A3 and A12 state “see attached.” However, there are no accompanying attachments that provide relevant responses to these questions.

Response: The information called for by questions A3 and A12 of the questionnaire is contained in the Notice Letter, which is attached to the questionnaire, as indicated by her responses.

b.	Question C6 asks whether Ms. Yeager is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. She responds “no” but the correct response is “yes.” Ms. Yeager is a member of the group that filed the Schedule 13D.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix D to the Supplemental Letter.

c.	Question C7 asks Ms. Yeager if she knows any group that beneficially owns more than 5% of the Company’s stock. She replies “no,” which is clearly false since she is a member of such a group.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix D to the Supplemental Letter.

The Questionnaire submitted from Mr. Beaty is deficient in numerous ways, including the following:

Your Letter mischaracterizes what is required under the Bylaws. Section 2(b)(6) of the Bylaws requires delivery of “a completed and signed questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made.” Nowhere do the Bylaws require completion of a questionnaire by a Proposing Person. In fact, the first sentence of the questionnaire clearly states, “this questionnaire is being circulated to prospective nominees for director” of the Company. However, in an effort to be overly transparent, such was provided to the Company. In this vein, set forth below are responses to your complaints explaining why each of them is without merit or immaterial.

Sidley Austin LLP	- 14 -	August 11, 2021

a.	Mr. Beaty’s response to question B1(viii) omits the fact that Mr. Beaty indirectly received beneficial ownership via stock options that were paid as compensation under IncellDx’s consulting agreement with the Company.

Response: IncellDx has never had a consulting agreement with CYDY. The consulting agreement was with Dr. Patterson personally, a fact which was disclosed by Dr. Patterson in his questionnaire in response to Question B1 on page 6 of his questionnaire.

b.	Question B7 asks whether Mr. Beaty can exert significant influence over an entity, to the extent such entity may be prevented from pursuing its own separate interests in a transaction with CYDY. Mr. Beaty response is “no,” but Mr. Beaty clearly exerts significant influence over IncellDx as chairman of its board of directors.

Response: Your Letter incorrectly states that Mr. Beaty is the chairman of the board of directors of IncellDx. This is incorrect. Mr. Beaty is a non-executive member of the board of directors of IncellDx, a fact that is clearly disclosed by Mr. Beaty in response to question A3 on page 2 of his questionnaire. Mr. Beaty does not believe that he is in a position to exert significant influence over IncellDx to the extent that IncellDx may be prevented from pursuing its own separate interests in a transaction with the Company.

c.	Mr. Beaty’s response to question C(1) fails to list the stock options that he indirectly owns through IncellDx’s ownership of such options.

Response: The stock options are not owned by IncellDx. They are registered in the name of Dr. Patterson, and he has agreed to register them in the name of IncellDx when possible. Dr. Patterson has asked the Company to release and re-register the shares, but the Company has not done so and claims they were never granted to Dr. Patterson, and Dr. Patterson’s inclusion in the Company’s registration statement on Form S-3, filed with the Commission on April 30, 2020, was erroneous despite not being amended or corrected. The Company is contradicting its own position—however, either way, no such stock is indirectly owned by Mr. Beaty.

Sidley Austin LLP	- 15 -	August 11, 2021

d.	Question C6 asks whether Mr. Beaty is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. He responds “no” but the correct response is “yes.” Mr. Beaty is a member of the group that filed the Schedule 13D.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix E to the Supplemental Letter.

e.	Question C7 asks Mr. Beaty to list the persons or groups who beneficially own over 5% of the Company’s stock. He replies “[o]ur 13D group,” which is not responsive to the instructions to provide a list.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix E to the Supplemental Letter.

f.	Mr. Beaty’s response to question G4 is inaccurate since he is an investor in IncellDx, which Dr. Patterson states in his Questionnaire (in response to question G4) received consulting fees from the Company.

Response: IncellDx did not receive consulting fees from the Company. Dr. Patterson received consulting fees from the Company. Please see Dr. Patterson’s response to question G4 on page 21 of his questionnaire.

The Questionnaire submitted from Mr. Rosenbaum is deficient in numerous ways, including the following:

a.	Mr. Rosenbaum’s completed Questionnaire is missing page 5 of the Questionnaire form.

Response: The Letter correctly states that page 5 of Mr. Rosenbaum’s questionnaire form was not included, however, page 5 of the questionnaire form contains only the text of question B1 and certain related instructions. The answer to question B1 is on page 6 of the questionnaire form, which is included. No portion of Mr. Rosenbaum’s response is missing.

b.	Question C6 asks whether Mr. Rosenbaum is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. He responds “no” but the correct response is “yes.” Mr. Rosenbaum is a member of the group that filed the Schedule 13D.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix F to the Supplemental Letter.

Sidley Austin LLP	- 16 -	August 11, 2021

c.	Question C7 asks Mr. Rosenbaum if he knows any group that beneficially owns more than 5% of the Company’s stock. He replies “no,” which is clearly false since he is a member of such a group.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix F to the Supplemental Letter.

The Questionnaire submitted from Mr. Wilmes is deficient in numerous ways, including the following:

Response: Your Letter mischaracterizes what is required under the Bylaws. Section 2(b)(6) of the Bylaws requires delivery of “a completed and signed questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made.” Nowhere do the Bylaws require completion of a questionnaire by a Proposing Person. In fact, the first sentence of the questionnaire clearly states, “this questionnaire is being circulated to prospective nominees for director” of the Company. However, in an effort to be overly transparent, such was provided to the Company. In this vein, set forth below are responses to your complaints explaining why each of them is without merit or immaterial.

a.	Mr. Wilmes’s response to question A3 omits the fact that Mr. Wilmes is the current CEO of Rising Star Racing and the current president of the Wilmes Family Charitable Foundation Inc.

Response: Mr. Wilmes’s roles at Rising Star Racing and the Wilmes Family Charitable Foundation Inc. are not pertinent to an understanding of Mr. Wilmes’s business experience over the past five years. Rising Star Racing is run by Mr. Wilmes as a hobby, and the Wilmes Family Charitable Foundation Inc. is a trust. Neither of these entities is affiliated with the Company.

b.	Question C6 requires Mr. Wilmes to list the date of the most recent 13D filing referenced in his response, which he fails to do.

Response: The date of the most recent Schedule 13D filing is public knowledge and well known to the Company. Please see Appendix G to the Supplemental Letter.

Sidley Austin LLP	- 17 -	August 11, 2021

c.	Question C7 asks Mr. Wilmes to list the persons or groups who beneficially own over 5% of the Company’s stock. He replies “[s]ee 13D filing,” which is not responsive to the instructions to provide a list.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix G to the Supplemental Letter.

d.	Mr. Wilmes’s response to question E3 states that he is aware of a voting trust or similar agreement between holders of more than 5% of the Company’s stock, but he fails to provide any of the required information regarding such voting trust or similar agreement. His reply of “[s]ee 13D filing” is insufficient to answer the question.

Response: Please see Appendix G to the Supplemental Letter.

e.	Mr. Wilmes’ Questionnaire is not signed by him, as is required by Section 2(b)(6) of the Bylaws.

Response: Mr. Wilmes’s questionnaire was signed electronically on June 21, 2021 and was certified by AdobeSign. Please see Appendix G to the Supplemental Letter.

The Questionnaire submitted from Dr. Staats is deficient in numerous ways, including the following:

a.	Dr. Staats’s response to question A3 omits the fact that Dr. Staats formed Honolulu Home Help LLC, nor does it provide any information about this entity or his role therein.

Response: Honolulu Home Help LLC was a limited liability company that Dr. Staats formed to employ a caregiver to provide end-of-life care for his father, who passed away in April 2021. Disclosure of Dr. Staats’s relationship with Honolulu Home Help LLC would not be pertinent to a discussion of Dr. Staats’s business experience.

Sidley Austin LLP	- 18 -	August 11, 2021

b.	Dr. Staats’s response to question B7 states that he does not “exert significant influence, directly or indirectly, over any entities, to the extent that the entity may be prevented from fully pursuing its own separate interests with regard to any transactions with the Company and its affiliates,” but given his role as the Chief Medical Officer and board member of electroCore and his role as a board member of Morphogenesis, this response is clearly incorrect.

Response: Your Letter erroneously states that Dr. Staats is on the board of directors of electroCore when, in fact, he is not. Dr. Staats does not, in his role as Chief Medical Officer at electroCore, exert significant influence, directly or indirectly, over electroCore. Your letter erroneously states that Dr. Staats is a member of the board of directors of Morphogenesis when, in fact, he is not.

c.	Question C6 asks whether Dr. Staats is part of a “group” for the purpose of acquiring, holding, voting or disposing of securities of the Company. He responds “no” but the correct response is “yes.” Dr. Staats is a member of the group that filed the Schedule 13D.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix H to the Supplemental Letter.

d.	Question C7 asks Dr. Staats if he knows any group that beneficially owns more than 5% of the Company’s stock. He replies “no,” which is clearly false since he is a member of such a group.

Response: The existence of the Schedule 13D, which is publicly filed, is well known to the Company. Please see Appendix H to the Supplemental Letter.

e.	Question I12 contains multiple sub-questions, two of which were not answered by Dr. Staats.

Response: Question I12 of the questionnaire solicits the means by which Dr. Staats acquired the financial expertise set forth in question I11. Dr. Staats clearly provided the information required by question I12 where, under sub-question (iv) (“Other relevant experience that would be appropriate for the Company’s board of directors to consider in determining your financial literacy or sophistication”) he checked “yes” and answered, “Masters in business in healthcare (MBA).”

Sidley Austin LLP	- 19 -	August 11, 2021

The Questionnaire submitted from Mr. Errico is deficient in numerous ways, including the following:

a.	Mr. Errico’s response to question A3 omits the fact that Mr. Errico is on the board of directors of electroCore.

Response: Dr. Errico states, in his answer to question A9 on page 3 of his questionnaire, that he has served as a director of electroCore from “2018-present,” which indicates that he is still serving as a director.

b.	Mr. Errico’s response to question B7 states that he does not “exert significant influence, directly or indirectly, over any entities, to the extent that the entity may be prevented from fully pursuing its own separate interests with regard to any transactions with the Company and its affiliates,” but given his role as the chair of nominating and governance committee and member of the compensation committee on the board of directors of electroCore, this response is clearly incorrect.

Response: Dr. Errico’s role as a member of the board of directors of electroCore is disclosed in his questionnaire and in the Notice Letter. Please see Appendix I to the Supplemental Letter.

c.	Question D1(ix) asks Mr. Errico if he was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of...any other “self-regulatory organization,” any “registered entity” (as defined under the Commodities Exchange Act) or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons “associated” with its members. He replies “no,” which is false as he was publicly disciplined by the New Jersey Board of Medical Examiners for professional misconduct after he failed to disclose his personal financial interests in the artificial spine disc ProDisc in which he had invested at least $100,000. Mr. Errico was assessed $60,000 in civil penalties, $17,500 in cost reimbursements and ordered to complete a medical ethics course.

Response: Your Letter mischaracterizes Question D1(ix) of the questionnaire. This question requests information relating to sanctions or orders by self-regulatory organizations, certain financial industry regulatory bodies and any equivalent organizations. The term “self-regulatory organization” is defined in the glossary to the questionnaire as “any national securities exchange, registered securities association, or registered clearing agency, or the Municipal Securities Rulemaking Board.” This definition and question D1(ix) do not apply to non-securities or financial industry organizations, such as the New Jersey Board of Medical Examiners. Dr. Errico’s response was, thus, correct, complete and responsive to question D1(ix).

Sidley Austin LLP	- 20 -	August 11, 2021

d.	Question C6 requires Mr. Errico to list the date of the most recent 13D filing referenced in his response, which he fails to do.

Response: The date of the most recent Schedule 13D filing is public knowledge and well known to the Company. Please see Appendix I to the Supplemental Letter.

e.	Question C7 asks Mr. Errico if he knows any group that beneficially owns more than 5% of the Company’s stock. He replies “no,” which is clearly false since he is a member of such a group.

Response: The existence of the Schedule 13D, which is a publicly filed document, is well known to the Company. Please see Appendix I to the Supplemental Letter.

* * * * *

Our Notice Letter and our director nominations are valid in all respects and must be recognized by the Company. The Company’s attempt to invalidate the Notice Letter is a clear breach of the Board’s fiduciary duties, attempting to entrench itself by seeking to disenfranchise stockholders’ by depriving them of the right to vote for an alternative slate of directors. The Board’s actions further amount to an excessive misuse of resources at a time when the Company has very little, as evidenced by the nature and length of the comments contained in the Letter the vast majority of which misstate requirements, misstate facts or are just incorrect. Full, complete and good faith disclosure was made in the Notice Letter, and it must be honored. If we do not have confirmation that the Company intends to honor our slate of Nominees by August 18, 2021, we will need to pursue legal action.

We also note that the Company filed the Letter as an exhibit to a Current Report on Form 8-K on August 2, 2021 and that the letter contains certain materially false and misleading statements in violation of Rule 14a-9 of the Securities Exchange Act of 1934, as amended.

Sidley Austin LLP	- 21 -	August 11, 2021

We expressly reserve, and without waiving, any and all rights and defenses that we may have with respect to this matter. In particular, this letter should not be construed as confirmation that the Notice Letter was in any way not in compliance with the Bylaws and applicable law.

Very truly yours,

/s/ Drew G.L. Chapman

Drew G.L. Chapman

DC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants named herein (collectively, the “Participants”), have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, BY CALLING +1 (844) 202-7428.

The participants in the proxy solicitation are anticipated to be Paul A. Rosenbaum (“Mr. Rosenbaum”), Jeffrey Paul Beaty (“Mr. Beaty”), Arthur L. Wilmes (“Mr. Wilmes”), Thomas J. Errico, M.D. (“Dr. Errico”), Bruce Patterson, M.D. (“Dr. Patterson”), Melissa Yeager (“Ms. Yeager”) and CCTV Proxy Group, LLC. As of the date hereof, Mr. Rosenbaum beneficially owns directly 1,300,000 shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”). As of the date hereof, Mr. Beaty directly owns 888,888 shares of Common Stock. As of the date hereof, Mr. Wilmes directly owns 90,000 shares of Common Stock. As of the date hereof, Dr. Errico directly owns 2,508,705 shares of Common Stock. As of the date hereof, Dr. Patterson directly beneficially owns 569,242 shares of Common Stock. As of the date hereof, Dr. Staats directly beneficially owns 700,000 shares of Common Stock. As of the date hereof, Ms. Yeager and CCTV Proxy Group, LLC do not beneficially own any shares of Common Stock.